Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 10, 2014, (except for Note 15, as to which the date is February 9, 2015), with respect to the consolidated financial statements of Luna Innovations Incorporated contained in the registration statement and joint proxy statement/prospectus. We consent to the use of the aforementioned report in the registration statement and joint proxy statement/prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

McLean, Virginia

February 17, 2015